Exhibit 10.34

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

TECHNOLOGY SERVICES AGREEMENT

THIS TECHNOLOGY SERVICES AGREEMENT (“Agreement”) is made this 24th day of February, 2006 by and between Santa Barbara Bank & Trust (“SBBT”), a division of Pacific Capital Bank, N.A., a national banking association, with its principal office at 5770 Oberlin Drive, San Diego, CA, and Jackson Hewitt Technology Services Inc (“JHTSI”), a Delaware corporation, with its principal office at 100 Arthur Andersen Parkway, Sarasota, Florida 34232.

RECITALS

WHEREAS, Jackson Hewitt Inc. (“JHI”) (i) is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”) and (ii) through Tax Service of America, Inc., a wholly owned subsidiary, owns and operates Jackson Hewitt Tax Service locations (“Corporate Stores,” and together with Franchisees, “electronic return originators” or “EROs”); and

WHEREAS, the EROs provide income tax return preparation with electronic filing and related services to customers; and

WHEREAS, SBBT offers products to customers of tax service companies; and

WHEREAS, SBBT desires to offer and provide certain financial products to customers of certain EROs designated by JHI from time to time, and JHI desires that SBBT provide such services, on the terms and subject to the conditions hereinafter set forth (the “Program”); and

WHEREAS, JHI and SBBT have entered into that certain Program Agreement of even date herewith respect to the Program (the “Program Agreement”); and

WHEREAS, SBBT desires, and JHTSI agrees to provide, certain technology services, personnel and related support to SBBT and EROs in connection with the Program.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	General Terms.

1.1.	Additional Definitions: The following additional definitions apply for purposes of this Agreement:

(a)	“Accelerated Check Refund” or “ACR” shall mean a non-loan financial product through which a Customer’s federal and/or state income tax refund (as identified in IRS Form 8453 and any applicable state tax form, respectively) is deposited into an account established by SBBT and (i) disbursed, net of authorized fees and charges, to the Customer by (x) check or (y) debit card, or (ii) disbursed, net of authorized fees and charges and via an automated clearing house credit (“ACH”) to the Customer’s designated bank account in the case of “Assisted Direct Deposit” or “ADD”. Except as otherwise specifically noted, all references hereafter in this Agreement to ACRs shall also include ADDs.

(b)	“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which banks in either the state of New York or the state of California are required or permitted to be closed.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(c)	“Customer” shall mean a Jackson Hewitt Tax Service customer that was also a customer of SBBT or another financial institution that provided financial products facilitated by EROs and such customer received a RAL, a funded Federal ACR, or a funded State ACR from SBBT or such other financial institution. For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer” and a customer that receives both a RAL or funded Federal ACR and a funded state ACR shall count as two “Customers”.

(d)	“Financial Product” shall mean any product offered by SBBT under the Program, including, without limitation, a RAL, Money NowSM Loan, ACR, and HELP® Loan and any similar or modified product offered from time to time.

(e)	“Money Now Loan” means a loan based on, among other things, the Customer’s anticipated Federal income tax refund, with proceeds of such loan available on the same day the loan is approved by SBBT, offered during a Tax Season.

(f)	“Refund Anticipation Loan” or “RAL” shall mean a loan to a Customer based upon, among other things, the Customer’s anticipated federal income tax return refund (as identified in IRS Form 8453 or similar form , subject to any limitations that may be imposed thereon due to the application of certain underwriting criteria or other factors.

(g)	[*]

(h)	“Tax Season” shall mean the period beginning on January 2 of a calendar year and ending on the last day an individual is permitted to file a federal income tax return with the IRS without extension, typically April 15 of such calendar year.

1.2.	The Services. In advance of each Tax Season, JHTSI and SBBT shall mutually agree on the technology needs related to the Program for the Tax Season (or other related period) including systems and software modification, incorporation and implementation of specifications in, and the coordination of systems between, Profiler®, the Jackson Hewitt Tax Service electronic filing software program and the related systems and servers (“Profiler”) and SBBT’s systems (collectively, the “Services”). JHTSI agrees that it shall provide the agreed upon Services. JHTSI shall provide additional technology services upon the terms and conditions to be agreed in writing with SBBT. This Agreement applies to the services set forth herein to be performed in connection with the facilitation of Financial Products by Jackson Hewitt Tax Service locations during the Tax Season.

1.3.	Deliverables. In advance of each Tax Season, JHTSI and SBBT shall agree in writing as to the deliverables required under this Agreement for the Tax Season (or other related period) and the timeline of the required deliverables. JHTSI agrees that it shall provide the agreed upon deliverables. In the event the parties are unable to reach agreement on the scope of deliverables or related timeline, the parties shall seek the assistance of a mediator to assist them in such efforts. JHTSI shall use reasonable efforts to implement all requested deliverables, but shall not be held liable for matters not completed for the beginning of a Tax Season if such requests have been agreed to after August 31st preceding a Tax Season.

1.4	New Financial Products. If new Financial Products are introduced into the Program pursuant to the terms and conditions of the Program Agreement, the parties shall devote sufficient time and resources to implement technology solutions for such new Financial Products.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

1.5	Fees. In consideration of the rights granted to SBBT herein and the performance of services, delivery of deliverables and expenses incurred by JHTSI in connection with the Program, SBBT shall pay to JHTSI fees as follows, subject to Section 5.3 hereof:

(a)	SBBT shall pay to JHTSI for Tax Season 2006 [*].

(b)	SBBT shall pay to JHTSI for Tax Season 2007 [*].

(c)	SBBT shall pay to JHTSI for Tax Season 2008 [*].

(d)	The above consideration shall be paid in three equal monthly installments no later than the last Business Day of January, February and March of such Tax Season. JHI shall have the right to direct SBBT to make payments directly to other entities or third parties with SBBT’s prior written consent.

(e)	The parties agree that JHTSI shall have no right to any fees earned by SBBT in connection with its offering Financial Products. The parties agree that SBBT is the sole owner of the Financial Products made under the Program.

1.6	Additional Fees. For each Tax Season under this Agreement, SBBT shall pay additional consideration to JHTSI for additional services performed and additional resources required to support expansion in the Program over such Tax Seasons. [*]

2.	JHTSI’s Obligations and Procedures. JHTSI agrees, in connection with the operation of the Program, to perform, and enable ProFiler® to perform as applicable, the following specific duties:

2.1	Personnel. JHTSI shall devote a sufficient number of employees to meet its obligations under this Agreement.

2.2	Training. JHTSI shall devote a sufficient number of employees and level of resources to provide training to EROs and corporate staff in connection with the operation of Profiler in connection with the Program.

2.3	System Errors. JHTSI shall consult with SBBT to develop a system for eliminating transmission errors, to the extent practicable.

2.4	Support. JHTSI shall operate a call center to support EROs in connection with the operation of Profiler as it relates to the facilitation of the Program.

2.5	Computer Network. JHTSI shall establish and maintain a technology and communication center, at a location designated by JHTSI, for use in electronically transmitting returns, applications and other related materials to SBBT. JHTSI shall back up all Customer and other data related to the Program on at least a daily basis.

2.6	Transmission of Customer Information. After JHTSI has transmitted the Customer’s income tax return to the Internal Revenue Service (“IRS”) and received from the IRS acknowledgment of its acceptance thereof and the debt indicator relating thereto (to the extent provided) as described by Chapter 3 of the IRS e-file Handbook for Authorized IRS e-file Providers of Individual Income Tax Returns (Publication 1345, including Rev. Proc. 2000-31), as the same may be amended from time to time (the “Notification”), JHTSI shall electronically transmit to SBBT all data required to be extracted from the IRS transmission file and the SBBT customer application in accordance with SBBT’s Refund Anticipation Loan File Layouts and Specifications (“Specifications”), which shall be provided to JHTSI no later than the November 1 immediately preceding each tax season and shall be incorporated herein by reference, together with information, if any, received in the Notification. JHTSI shall not transmit any Application information for a Money Now Loan which does not also make application for a RAL. Notwithstanding the foregoing, if SBBT shall notify JHTSI (as described in Section 3.1) that it is no longer accepting Applications from an ERO, then JHTSI shall immediately halt all transmissions to SBBT in respect of such ERO. In the event it no longer becomes feasible to process Applications in the manner specified in this Section 2.6 due to circumstances beyond the control of the parties, then the parties shall endeavor in good faith to take all commercially reasonable actions necessary to promptly modify the Program so as to resolve the problems.

2.7	Check Disbursements; Lost Checks; Check Reconciliations.

(a)	Check Disbursements. If a Customer has chosen an SBBT cashier’s check as the method of disbursement, then upon receipt of notice from SBBT that it has approved a Customer’s RAL Application, or that the IRS has funded a Customer’s ACR, JHTSI shall transmit a check print authorization to the ERO to permit the ERO to print a disbursement check from the consecutively numbered blank check stock supplied to it by SBBT. Such check shall evidence the amount of the RAL, Money Now Loan or ACR, less all fees and charges authorized by the Customer to be deducted therefrom, and shall bear an imprint of the facsimile signature of an authorized SBBT signatory as provided by SBBT.

(b)	Check Reconciliations. JHTSI shall immediately transmit to SBBT a check reconciliation file, the content and layout of which are described in the Specifications, with respect to each check as to which it has received from the ERO confirmation that the check was printed.

2.8	Data Processing Systems.

(a)	SBBT Communications. During the Term, JHTSI shall develop, maintain and operate data processing systems and programs that are capable of electronically transmitting and receiving all information, records and file formats required by the Specifications. Except as limited by Section 9.1 hereof, JHTSI shall be responsible for any losses directly attributable to the failure of JHTSI’s data processing systems and programs to electronically transmit and receive records and files in accordance with the requirements set forth in the Specifications.

(b)	Electronic Filing Software. JHTSI shall distribute to each participating ERO its proprietary electronic filing software, ProFiler®, which shall (i) enable the ERO to prepare accurately and electronically file returns to the IRS through JHTSI and (ii) accurately populate the Truth-in-Lending Act Disclosure Statement, applicable State Disclosure Documents and Applications based upon information input by the tax preparer.

(c)	Check Writing Software. JHTSI shall distribute to each participating ERO a check writing program, which program shall permit (i) checks to be written only in the name of the proper Customer and only in the amount approved by SBBT, (ii) the printing of the Disclosure Statement (the text of which shall have been prepared by SBBT and reviewed by JHTSI) on a perforated stub of the SBBT blank check form, and (iii) the printing of additional disbursement checks in the event that additional funds are received and owing to the Customer.

(d)	Software. SBBT shall provide no fewer than 30 test transmissions on or before December 1st preceding each tax season during the Term to ensure accuracy and functionality of all such software which test cases will be performed by JHTSI which results shall be shared with SBBT. Based on the results of the test cases, SBBT shall approve or disprove software implemented for use in connection with the performance of this Agreement, including software that is embedded in, or otherwise is utilized in connection with, ProFiler.

(e)	Disaster Recovery Plan. JHTSI shall maintain adequate business resumption and disaster recovery plans. The plans shall be periodically tested by JHTSI and the results of the tests shall be shared with SBBT.

(f)	Insurance. JHTSI shall maintain commercial general liability and errors and omissions insurance coverage in amounts appropriate for its operations.

3.	SBBT’s Obligations and Procedures.

3.1.	Program Deliverables. SBBT shall cooperate and consult with JHTSI in accordance with Article 1 to agree on deliverables for a Tax Season and the related timeline.

3.2	Systems.

(a)	Unless required by applicable laws rules and regulations (“Applicable Law”), SBBT shall not alter its existing systems and software without first obtaining the written consent of JHTSI to ensure compatibility of the proposed modifications such that they will not adversely affect the offering of Financial Products under the Program or render JHTSI unable to operate or use with Profiler as it currently exists. SBBT shall cause its systems to communicate with Profiler, including such that Applications can be transmitted to SBBT and responses to the Applications can be received by JHTSI, Profiler and the Jackson Hewitt Tax Service office locations.

(b)	SBBT acknowledges that Profiler is distributed to Jackson Hewitt Tax Service offices nationally and to EROs through multiple locations and not all of which will participate in the Program or Profiler as it relates to the Program as developed under this Agreement and that certain Program requirements or requests as they relate to Profiler will not be reasonable or practicable due to the needs and requirements of Jackson Hewitt, and the operation of Jackson Hewitt’s business and Profiler. Toward that end, SBBT agrees that it will use its commercially reasonable efforts to accommodate reasonable requests of JHTSI with respect to the deliverables and Program to ensure that JHTSI’s programs are not inconsistent, impractical or unduly burdensome on JHTSI or the operation of the Jackson Hewitt Tax Service business.

(c)	SBBT shall provide JHTSI with all necessary information needed from SBBT or the Originator to create and populate required documents, including information related to the deposit account for Customers created for the respective Financial Product.

3.3	Availability. SBBT shall be available during business hours and reasonably at all other times for consultation to JHTSI to assist in timely completion of deliverables and continuation of operations during Tax Season.

3.4	SBBT acknowledges and agrees (i) to keep all information with respect to Profiler and the modifications and developments hereunder confidential; and (ii) that JHTSI maintains sole and exclusive ownership rights in Profiler as modified, and further disclaims on behalf of itself and all other persons any ownership or purported ownership rights in the same.

3.5	Reports. SBBT shall provide weekly reports to JHTSI describing all ACH transmissions from the IRS to SBBT and all paid items, and covering such other matters and in such form as JHTSI reasonably may request. SBBT covenants and agrees that each such report will be true, correct and complete in all respects.

4.	Representations, Warranties and Covenants.

4.1.	Each party represents and warrants to the other that (i) it is a corporation or national banking association in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business); (ii) its execution and delivery of this Agreement does not and will not violate its Certificate of Incorporation or charter or breach or constitute a default under any agreement or arrangement to which it is a party; (iii) it has the legal right to enter into and perform its obligations hereunder; (iv) its execution and delivery hereof has been duly authorized by all necessary corporate action on its part and this Agreement constitutes its legal and binding agreement, enforceable against it in accordance with its terms; and (v) its Marks (as defined in the Program Agreement) do not infringe upon the intellectual property rights of any third party.

4.2.	SBBT covenants to and agrees with JHTSI that it shall comply with all Applicable Laws, rules and regulations in connection with the offer and sale of Financial Products and the performance of its obligations under this Agreement. Without limiting the foregoing, SBBT covenants and agrees that its evaluation and processing of Applications, its provision and documentation of loans, the fees charged by it for such loans and its activities involving the collection of outstanding RALs shall comply with all applicable state and federal laws, rules and regulations, including, without limitation, the Truth-In-Lending Act (15 U.S.C. Sec 1601-1667), the Equal Credit Opportunity Act (15 U.S.C. Sec. 1691-1691f), the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and other applicable provisions of the Consumer Credit Protection Act (15 U.S.C Sec. 1601).

4.3.	Each party further covenants to and agrees with the other that it shall fulfill its obligations hereunder in a diligent and timely fashion, consistent with the best practices in the industry; that all hardware, software, processes and procedures each party uses in providing the services hereunder are owned or properly licensed to such party and will not violate the trademark or copyright rights, right of publicity or privacy of, or constitute libel or slander against, or involve plagiarism or violate any other rights of, any person or entity and that such party’s use of them will comply with all Applicable Laws; that all processing systems, software and hardware, and policies or procedures used by each party and all rules and protocols covering such party’s employees, agents and independent contractors providing services hereunder, contain protections and security enhancements, consistent with industry standards, and provide safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, loss of data, any breach of the Gramm-Leach-Bliley Act and applicable regulations promulgated thereunder, any breach of the confidentiality provisions hereof, identity theft and fraud against JHTSI and Customers effecting transactions contemplated by this Agreement.

4.4.	JHTSI covenants to and agrees with SBBT that it shall comply with all applicable Program Protocols (as defined in the Program Agreement) and Applicable Law in connection with the performance by it of its obligations under this Agreement.

5.	Term and Termination.

5.1.	Term. This Agreement shall be effective upon its execution and be deemed effective as of January 1, 2006 and applicable to the Program for Tax Seasons 2006, 2007 and 2008 and all related periods. This Agreement shall terminate and expire on October 31, 2008, unless extended in accordance the terms of this Agreement (the “Term”).

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

5.2.	Termination by Either Party. Either party may at its option terminate this Agreement upon twenty (20) days’ prior written notice if (i) the other party has materially breached any of the terms hereof and has failed to cure such breach within such twenty-day period; or (ii) immediately upon receipt of written notice of termination of the Program Agreement; provided however if it is ultimately determined that the Program Agreement was wrongfully terminated, then such party shall be liable for wrongful termination under this Agreement. In addition, either party may terminate this Agreement, immediately upon notice to the other party, upon (x) the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (y) the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (z) application of the other party for the appointment of a receiver or trustee of its assets.

5.3	In the event of a delivery of a termination notice under Section 5.2 (ii) that is the result of a termination notice under Section 9.2 (ii) of the Program Agreement, and there has been a notice under Section 9.4 of the Program Agreement, then SBBT shall have the right to [*]. Any disputes under this Section shall be resolved at the same time, in the same manner and in the same proceeding, as disputes under Section 9.4 of the Program Agreement.

5.4	Continuation of Program. In the event of a termination of the Program under the Program Agreement during a Tax Season, both parties shall continue to provide the Program through the end of such Tax Season, unless otherwise agreed in writing by the parties, and all the relevant provisions of and obligations under this Agreement and the Technology Services Agreement shall survive until such obligations have been completed including any payment obligations for such Tax Season. The foregoing shall not be applicable if such termination is a result of an event whereby SBBT and its affiliates are ceasing as a business offering all financial products through transmitters and tax preparation companies in total. In addition, either party may elect to discontinue the Program during a Tax Season if the termination is due to the material, uncured breach of the other party under Section 5.2(i) or an event with respect to the other party described in the last sentence of Section 5.2 occurs.

5.5	Termination by JHTSI. JHTSI may terminate this Agreement immediately after a good faith discussion as to alternatives if SBBT’s processing systems are not available for any reason (including any Force Majeure Event, as defined in Section 9.2) for five (5) consecutive days or more during any Tax Season, or for 30 consecutive days or more during any other time.

6.	Ownership of Loans.

The parties agree that SBBT will be the sole owner of the Financial Products made under the Program. In addition, SBBT shall have the authority to transfer or assign such Financial Products at any time, provided that SBBT shall continue to be liable for any violation of law of such transferee or assignee. Without limiting the foregoing, (i) any such transfer or assignment (a) shall comply with all Applicable Laws, rules and regulations, and (b) shall not cause SBBT to breach any of its representations or obligations hereunder, and (ii) the transferee or assignee shall (a) represent, warrant and covenant to comply with all Applicable Laws, rules and regulations in the servicing and collection of such loans, (b) agree to provide customer service at a level at least as high as that offered by SBBT and (c) demonstrate to SBBT’s reasonable satisfaction the ability to comply with such representations, warranties and covenants.

7.	Confidential Information.

7.1.	Confidentiality Rights of the Parties. The parties hereto understand that implementation and operation of the Program involves the use of certain systems, computer programs, marketing, product development, risk management, strategy data and other information, including business information and trade secrets (“Proprietary Information”) that are proprietary to the respective parties. Each party shall safeguard all Proprietary Information made available to it by the other party, taking reasonable precautions to withhold the same from disclosure to the same extent that it would safeguard its own confidential information and data. Such Proprietary Information shall not include information which is (i) shown to have been known by the receiving party prior to disclosure to it by the other party, (ii) generally known to others engaged in the same trade or business as the furnishing party, (iii) available to the public through no act or omission by the receiving party or its representatives or professional advisors, or (iv) which is rightfully obtained by the receiving party from third parties (other than professional advisors or other representatives) without restriction of confidentiality. In addition to the foregoing, SBBT specifically agrees not to make copies of or to disclose to any other person or firm, other than to employees of SBBT who need-to know such information in order to perform SBBT’s obligations under this Agreement and who have agreed to be bound by this Article 7, any Proprietary Information (including, without limitation, the names of EROs or Customers or any other identifying information obtained through its relationship with JHTSI as set forth in this Agreement) for any purpose other than performing its obligations hereunder. The foregoing sentence shall not preclude SBBT from using its own records of loans which were declined under the Program as reference material in the event any Customer whose Application was declined subsequently applies directly to SBBT for a loan.

7.2.	Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically including, 16 Code of Federal Regulations, Chapter I, Subchapter C, Part 313.11 and 313.13. JHTSI and SBBT shall each adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual Customers submitted by such Customers to JHTSI. JHTSI’s and SBBT’s privacy policy shall be available on its Internet web sites and each shall comply with the provisions of such privacy policy.

8.	Indemnification.

8.1.	Indemnification by JHTSI. JHTSI shall indemnify, defend and hold harmless SBBT, its affiliates and their respective officers, directors and employees from and against any and all expenses and costs (including reasonable attorney’s fees and court costs) or liabilities (including amounts paid in settlement) incurred by SBBT in connection with any third party claim, dispute, controversy or litigation (individually, a “claim”) arising out of or resulting from (i) JHTSI’s violation or alleged violation of Applicable Law (except when such violation or alleged violation is directly caused by JHI’s compliance with Program Protocols); (ii) any material breach by JHTSI of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of JHTSI in connection with the performance by it of its obligations under this Agreement.

8.2.	Indemnification by SBBT. SBBT shall indemnify, defend and hold harmless JHTSI, its affiliates, and their respective officers, directors, employees and agents, from and against any and all expenses and costs (including reasonable attorney’s fees and court costs), or liabilities (including amounts paid in settlement) incurred by any of them in connection with any third party claim, dispute, controversy or litigation (individually, a “claim”) arising out of or resulting from (i) the Program Protocols; (ii) the offer and sale of Financial Products hereunder (excluding any acts or omissions by the ERO with respect to such offer and sale, except if the claim is directly caused by the ERO acting in a manner expressly required by, or omitting to act in a manner expressly prohibited by, the Program Protocols); (iii) any violation or alleged violation of Applicable Law (including, without limitation, the Truth in Lending Act or any regulation of the Federal Reserve Board or other applicable federal or state banking or consumer finance laws or regulations) by SBBT, the Financial Products or the Program Protocols, (iv) any material breach by SBBT of any representation, warranty, covenant or agreement hereunder; or (v) the negligence or wilful misconduct of SBBT in connection with the performance by it of its obligations under this Agreement.

8.3.	Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 8, and shall promptly tender to the indemnitor sole control of the defense and any settlement thereof; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim; and provided, further that the indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense; and provided further that the indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor.

9.	Limitation of Liability.

9.1.	Consequential Damages. No party will be liable to the other party for incidental, special, indirect or consequential damage, or loss of profits, income, use or other benefits, arising out of or in connection with the performance of its obligations under this Agreement or any failure of such performance; unless such damage or loss is subject to the indemnification provisions of this Agreement or arises from that party’s gross negligence or willful misconduct.

9.2.	Force Majeure. Notwithstanding any other provision herein to the contrary, either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement upon five (5) consecutive days’ notice during any tax season or upon thirty (30) consecutive days’ notice at any other time, effective immediately upon written notice to such party.

10.	Commitment to Negotiation; Mediation and Arbitration of Disputes.

10.1.	Negotiation. Except with respect to either party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHTSI by third parties, neither party shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall then attempt to resolve the dispute through mediation and/or arbitration as provided in this Article 10.

10.2.	Scope of Arbitration. Except for either party’s wrongful use of the Marks for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHTSI by third parties, all controversies, disputes or claims between JHTSI and SBBT (and any owners, guarantors, affiliates and employees of SBBT, if applicable, but in no event shall any of such owners, guarantors, affiliates and employees be deemed third-party beneficiaries of this Agreement), arising out of or related to: (i) this Agreement or any other related agreement between JHTSI and SBBT, or any provision of any such agreements; (ii) the relationship of the parties; (iii) the validity of this Agreement or any other related agreement between JHTSI and SBBT or any provision of any such agreements; or (iv) any problem arising from the undertakings hereunder, will be submitted for mediation, as set forth below in Section 10.3 and, in the event mediation is not demanded by a party or does not result in a resolution of the dispute, for binding arbitration to the New York, New York office of the American Arbitration Association on demand of either party. SBBT agrees to cause its owners, guarantors, affiliates and employees of SBBT reasonably likely to be involved in such controversies, disputes and claims to agree to be bound by the provisions of Sections 10.2, 10.3, 10.4, 10.5 and 10.6 hereof.

Such arbitration proceeding will be conducted in New York, New York and will be heard by a panel of three arbitrators in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, provided that the Federal Rules of Evidence shall be applicable to the arbitration hearing and any evidence obtained for or presented at the hearing and that the arbitrators shall be attorneys familiar with the Federal Rules of Evidence. All other matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law.

The decision and award of the arbitrators will be binding and conclusive upon both JHTSI and SBBT, and enforceable in any court of competent jurisdiction. The arbitrators have the right, in their discretion, to award or include in the award any lawfully appropriate relief (including, punitive damages) and to assess costs or expenses to one or both parties and may award attorneys’ fees and legal costs to the prevailing party as part of such award, provided that the arbitrator will not have the right to declare any Mark generic or otherwise invalid.

JHTSI and SBBT agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under Applicable Law or this Agreement, whichever expires earlier. JHTSI and SBBT further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

Each party agrees that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between JHTSI and SBBT may not be consolidated with any other arbitration proceeding between JHTSI and any other person, corporation, limited liability company or partnership, provided that JHTSI or SBBT may consolidate any arbitration proceeding commenced under this Section 10.2 with any arbitration proceeding commenced by JHI, JHTSI or SBBT under any other agreement executed in connection herewith including without limitation the Program Agreement.

Notwithstanding anything to the contrary contained in this Section, JHTSI and SBBT shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that JHTSI or SBBT must contemporaneously submit the dispute for arbitration on the merits as provided herein and the submission to the court shall not waive the right to arbitration.

10.3.	Mediation. If a dispute is not resolved by direct negotiation, as provided hereinabove, either party may demand mediation. In the event mediation is demanded, it shall take place with a mediator to be agreed upon by the parties. In the event the parties are unable to agree upon a mediator, one will be appointed by the AAA. The mediation will take place in New York, New York, or such other place as the parties may agree. A demand for mediation will not preclude a party from filing a demand for arbitration, but the parties will agree to a stay of any arbitration proceedings for a period of a minimum of three months from the date mediation is demanded to permit the mediation to take place.

10.4.	Governing Law. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between JHTSI and SBBT will be governed by the laws of the state of New York without regard to its conflict of laws principles.

10.5.	Consent to Jurisdiction. Each party agrees that the other party may institute any action against it (which is not required to be arbitrated hereunder) and any action to confirm or to enforce an arbitration award hereunder in any state or federal court of competent jurisdiction located in the city of New York, state of New York and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts.

10.6.	Waiver of Jury Trial. JHTSI and SBBT irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them against the other party.

11.	No Joint Venture.

This Agreement or any acts pursuant hereto shall not constitute a joint venture or create a partnership, agency or employment relationship between the parties. Except as expressly provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

12.	Audit Rights.

12.1.	During the Term and for a period of one year thereafter, SBBT shall (a) maintain reasonably adequate books and records with respect to any fees or compensation to be provided to JHTSI hereunder and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to JHTSI and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, JHTSI and such agents such assistance as they reasonably may require. JHTSI shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an underpayment by SBBT of more than five percent (5%) of any amount due hereunder, then SBBT shall, promptly upon JHTSI’s request, tender the amount of such underpayment to JHTSI and reimburse JHTSI for such audit expenses.

12.2.	During the Term and for a period of one year thereafter, JHTSI shall (a) maintain reasonably adequate books and records with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to SBBT and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, SBBT and such agents such assistance as they reasonably may require. SBBT shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an inaccurate calculation of Applicable Customers of more than five percent (5%) for any Tax Season, then JHTSI shall, promptly upon SBBT’s request, reimburse SBBT for such audit expenses. In addition, JHTSI acknowledge and agree that JHTSI and the EROs shall be subject to audit, examination and review by the banking agencies having jurisdiction over SBBT, including without limitation the Office of the Comptroller of the Currency, to the extent provided by law.

13.	Survival.

Upon the expiration or termination of this Agreement in accordance with the provisions of Article 5, no party shall remain liable to the other, except with respect to Article 1 (to the extent JHTSI’s right to receive payment has accrued), 7.1, 7.2, 8.1, 8.2, 8.3, 9.1, 9.2, and Articles 10, 12, this Article 13, and Article 14, all of which shall survive the expiration and termination hereof.

14.	Miscellaneous.

14.1.	Assignment. This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement (other than in the context of a change in control of a party) without the prior written consent of the other party.

14.2.	Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given (i) on the date of delivery if delivery of a legible copy was made personally or by facsimile transmission or (ii) on the second business day after the date on which mailed by registered mail, certified mail, return receipt requested, addressed to the party for whom intended at the address set forth below or such other address, notice of which is given herein.

If to SBBT:

Santa Barbara Bank & Trust

5770 Oberlin Drive

San Diego, CA 92121

Attn: Rich Turner

         Senior Vice President/RAL Program Director

with a copy to:

Pacific Capital Bank, N.A.

1021 Anacapa Street

Santa Barbara, California 93101

Attn: Frederick W. Clough, Esq.

         General Counsel

If to JHTSI:

Jackson Hewitt Technology Services Inc.

3 Sylvan Way

Parsippany, NJ 07054

Attn: Bill SanGiacomo

         Group Vice President, Financial Products

with a copy to:

Jackson Hewitt Inc.

3 Sylvan Way

Parsippany, NJ 07054, Attn: Office of the General Counsel

14.3.	Severability; Construction. The parties agree that if any provision of this Agreement shall be determined by any court of competent jurisdiction to be void or otherwise unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in effect. If any provision were capable of two constructions, one of which would render the provision valid and the other invalid, then the provision shall have the meaning that renders it valid. In the event that any provision hereof pertaining to fees, commissions or underwriting criteria is held to be invalid, then the parties shall endeavor in good faith the redesign the Program or the terms thereof in a manner consistent with the intent and economic effect of this Agreement.

14.4.	Waiver. No waiver of any breach of this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving party. The waiver of any breach hereof shall not operate or be construed as a waiver of any other or subsequent breach.

14.5.	Integration; Subordination of JHTSI Obligations. This Agreement, together with the Exhibits hereto and all agreements or documents related hereto or delivered hereunder and the Program Agreement express fully the entire understanding and agreement of the parties concerning the subject matter hereof, and all prior understandings or commitments of any kind, whether oral or written, concerning such subject matter are hereby superseded (other than those obligations which, by their terms and nature, survive termination or expiration).Whenever it states in this Agreement that JHTSI shall cause the EROs to perform any act or do any thing, and such performance is also required of the ERO by the terms of the SBBT Financial Product Agreement by and between the ERO and SBBT, the provisions of the SBBT Financial Product Agreement shall control and JHTSI’s obligations shall be subordinate to the obligations of the ERO.

14.6.	Amendment. This Agreement may not be amended or modified other than by a written agreement executed by both parties.

14.7.	Headings. Headings used in this Agreement are for convenience of reference only and do not define, interpret, describe the scope of or otherwise affect any provision hereof.

14.8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same instrument.

14.9.	Further Assurances. From time to time following the execution of this Agreement, each party agrees to do such things and execute and deliver such documents as may reasonably be necessary to effectuate the intent and purposes of this Agreement.

14.10.	No Third Party Beneficiaries. This Agreement has been made for the sole benefit of SBBT and JHTSI and is not intended to, and shall not, confer any benefit or rights upon, nor may it be enforced by, any other person.

14.11.	Publicity; Disclosure. Neither party shall issue any press release relating to this Agreement without the prior consent of the other party. Each party hereto shall be permitted to disclose this Agreement to the extent such party determines that such disclosures is required by Applicable Law.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

SANTA BARBARA BANK & TRUST, a division of Pacific Capital Bank, N.A, a National Banking Association		JACKSON HEWITT TECHNOLOGY SERVICES, INC., a Delaware corporation

By:	/s/ Richard H. Turner	By	/s/ Bill San Giacomo
	Richard H. Turner		Bill San Giacomo
	Senior Vice President, RAL Program Director		Group Vice President, Financial Products

Exhibit A

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

[*]